COMPANY CONTACT:	Vion Pharmaceuticals, Inc.
Alan Kessman, Chief Executive Officer
Howard B. Johnson, President & CFO
(203) 498-4210 phone
Vion Pharmaceuticals Submits New Drug Application for Onrigin™
NEW HAVEN, CT, February 17, 2009 — VION PHARMACEUTICALS, INC. (OTC Bulletin Board: VION) announced today that it has filed a New Drug Application (NDA) with the U.S. Food and Drug Administration (FDA) for its lead oncology therapeutic Onrigin™(laromustine) Injection as a single agent for remission induction treatment for patients sixty years of age or older with de novo poor-risk acute myeloid leukemia (AML). The Company has requested a priority review for the application and, if granted, Onrigin™ could receive approval for this indication in the second half of 2009.
Alan Kessman, Chief Executive Officer, commented, “This NDA filing is a significant milestone for Vion and for the Onrigin™ clinical development program. Acute myeloid leukemia is a devastating disease, and patients and their physicians are seeking new treatment options that can provide the opportunity for achieving a complete response.” He concluded, “We are excited to be taking this major step towards achieving FDA approval for Onrigin™.”
The Onrigin™ NDA submission is based on the results of an international multi-center pivotal Phase II trial of 85 patients sixty years of age or older with de novo poor-risk AML, supplemented by data from 55 patients in a previous Phase II trial in elderly AML. Eighty-six percent of these patients had two or more risk factors that predicted for a poor prognosis. The Company presented data on this group of patients in a poster at the American Society of Hematology (ASH) Annual Meeting in December 2008.
Dr. Frank Giles, Chief of the Division of Hematology and Medical Oncology and Deputy Director of the Cancer Therapy & Research Center at the University of Texas Health Science Center at San Antonio commented, “If approved, Onrigin™ would represent an important new treatment option for elderly AML patients, many of whom now have no effective therapeutic options. Onrigin™‘s ability to generate meaningful complete responses after a single sixty- minute infusion makes its utility in this patient population particularly attractive.”
About Onrigin™
Onrigin™ (laromustine) Injection, formerly known as Cloretazine® (VNP40101M), is a novel alkylating agent. Onrigin™ has been evaluated in over 800 patients in 16 clinical trials to date, including a pivotal Phase II trial in patients sixty years of age or older with de novo poor-risk AML. There are four clinical trials of Onrigin™ underway: (i) the continuation of the pivotal Phase II trial; (ii) a Phase III trial with standard remission-induction therapy in patients with AML and myelodysplastic syndromes (MDS); (iii) a Phase I/II trial in combination with cytarabine in elderly patients with AML; and (iv) a Phase I/II trial in combination with temozolomide in patients with brain tumors.
About Acute Myeloid Leukemia (AML)
The American Cancer Society estimates that 13,290 new cases of AML were diagnosed in the U.S. in 2008. AML is primarily a disease of the elderly, with a median age at onset of 67 years. Compared to younger patients, older AML patients have a lower rate of response to currently available induction chemotherapy and shorter overall survival due, in part, to unfavorable prognostic factors such as a higher incidence of adverse cytogenetics and frequent co-morbidities. In addition, patients with risk factors such as advanced age and poor performance status tolerate current induction treatments poorly. A 2005 study by Lang et al, based on data from the National Cancer Institute’s Survey of Epidemiological and End Results (SEER) database, indicated that palliative care is given to the majority of elderly patients with AML in the U.S., providing additional evidence that new treatment options are needed for this population.
About Vion
Vion Pharmaceuticals, Inc. is committed to extending the lives and improving the quality of life of cancer patients worldwide by developing and commercializing innovative oncology therapeutics. Vion has two agents in clinical trials, Onrigin™ and Triapine®. The Company has filed an NDA with the FDA for Onrigin™ for remission induction treatment for patients sixty years of age or older with de novo poor-risk AML. Triapine®, a potent inhibitor of a key step in DNA synthesis, is being evaluated in clinical trials sponsored by the National Cancer Institute. For additional information on Vion and its product development programs, visit the Company’s Internet web site at www.vionpharm.com.
This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion’s plans to differ or results to vary from those expected, including Vion’s potential inability to obtain regulatory approval for its products, particularly Onrigin™ (laromustine) Injection (formerly Cloretazine® (VNP40101M)), delays in the regulatory approval process, particularly for Onrigin™ (laromustine) Injection, including possible rejection by the FDA of our NDA filing, possible rejection by the FDA of our request for priority review, and possible delays in the FDA’ s review process beyond our expectation for approval in the second half of 2009, delays or unfavorable results of drug trials, the possibility that favorable results of earlier preclinical studies, clinical trials or interim clinical trial data are not confirmed by safety and efficacy results in later or final clinical trials, the need for additional research and testing, the inability to manufacture product, the potential inability to secure external sources of funding to continue operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, and a variety of other risks set forth from time to time in Vion’s filings with the Securities and Exchange Commission, including but not limited to the risks attendant to the forward-looking statements included under Item 1A, “Risk Factors” in Vion’s Form 10-K for the year ended December 31, 2007, Form 10-Q for the quarter ended September 30, 2008 and Amendment No. 1 to Form S-1 Registration Statement filed on February 2, 2009. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
# # #